Exhibit 99.1

Hydril Announces First Quarter 2004 Earnings

HOUSTON (April 28, 2004) — / Business Wire / — Hydril (Nasdaq: HYDL) today reported earnings for the quarter ended March 31, 2004 of $0.34 per diluted share, up 48% when compared to $0.23 in the fourth quarter of 2003, and up 21% from $0.28 for the first quarter of 2003. The current quarter included a research and experimentation income tax credit which, net of expenses, increased earnings by $0.04 per share.

On a sequential basis, revenue of $57.5 million was up 15%, operating income of $10.5 million was up 31%, and net income of $7.9 million, which includes the tax credit, was up 51%. Compared to the first quarter of 2003, revenue and operating income were essentially flat, and net income, which includes the tax credit, was up 22%.

Premium Connection Segment

Revenue for Hydril’s premium connection segment increased 29% sequentially to $33.4 million and operating income increased 40% to $9.4 million. The increase in revenue and operating income was driven by higher demand for our products in both our international and North American markets which resulted in higher plant utilization worldwide.

Pressure Control Segment

Revenue for Hydril’s pressure control segment of $24.1 million and operating income of $4.8 million were flat sequentially. Aftermarket revenue, driven by increasing rig counts, was up 20% sequentially primarily due to higher levels of lower-margin repair and service activity and to slightly higher spare part sales. Capital equipment revenue decreased 23% sequentially due to lower revenue from projects that are complete or nearing completion. At the end of the quarter, the capital equipment backlog stood at $11.9 million, up from $11.5 million at year-end 2003 but down from $23.3 million as of March 31, 2003.

Other

During the quarter Hydril completed a research and experimentation tax credit study and as a result recorded a $0.9 million credit to its income tax provision. The $0.1 million cost of the study was included in corporate SG&A expense for the quarter. The credit covered qualified research and experimentation spending for the two-year period of 2002 through 2003.

Conference Call

Hydril’s conference call to discuss first quarter financial results is scheduled for Thursday, April 29, 2004 at 8:30 a.m. EDT, (7:30 a.m. CDT). For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated April 15, 2004.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.

Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected first quarter results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks and uncertainties. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Annual Report on Form 10-K for the year-ended December 31, 2003 filed with the Securities and Exchange Commission, include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the impact of geo-political and other events affecting international markets and trade, Hydril’s ability to remain on the leading edge of technology in its products and maintain and increase its market share, the impact of international and domestic trade laws, the loss of or change to distribution methods of premium connections in the U.S. and Canada, overcapacity in the pressure control industry, and high fixed costs that could affect the pricing of Hydril’s products. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact:

Sue Nutt

Investor Relations

Hydril

(281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended
	March 31, 2004	Dec. 31 2003	March 31, 2003
	(unaudited)	(unaudited)	(unaudited)
Revenue
Premium Connection	$33,425	$25,932	$31,445
Pressure Control
Aftermarket	15,620	13,002	13,053
Capital Equipment	8,452	10,951	12,840

Subtotal Pressure Control	24,072	23,953	25,893

Total Revenue	57,497	49,885	57,338
Total Gross Profit	22,350	19,185	22,299
Gross Margin	39%	38%	39%

Selling, General, and Admin. Expenses	11,893	11,205	11,971

Operating Income (Loss)
Premium Connection	9,397	6,731	8,206
Pressure Control	4,786	4,726	5,261
Corporate Administration	(3,726)	(3,477)	(3,139)

Total Operating Income	10,457	7,980	10,328
Operating Margin	18%	16%	18%
Interest Expense	—	—	(555)
Interest Income	184	122	250
Other Income/(Expense)	(105)	(61)	(80)

Income Before Income Taxes	10,536	8,041	9,943
Provision for Income Taxes	2,662	2,815	3,480

Net Income	$7,874	$5,226	$6,463

Net Income Per Share:
Basic	$0.34	$0.23	$0.29
Diluted	$0.34	$0.23	$0.28

Weighted Average Shares Outstanding:
Basic	22,847,662	22,811,391	22,593,902
Diluted	23,137,955	23,084,247	22,944,120

Depreciation
Premium Connection	$1,905	$1,923	$1,783
Pressure Control	720	712	677
Corporate Administration	481	463	429

Total Depreciation	3,106	3,098	2,889

Capital Expenditures	1,402	3,200	1,803

Pressure Control Backlog
Capital Equipment	$11,880	$11,535	$23,342

HYDRIL COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$62,315	$54,139
Investments	7,922	6,831
Total receivables	43,256	41,094
Total inventories	35,652	36,416
Other current assets	13,672	13,517

Total current assets	162,817	151,997

LONG-TERM ASSETS:
Property, net	103,312	105,047
Other long-term assets	7,683	7,508

Total long-term assets	110,995	112,555

TOTAL	$273,812	$264,552

CURRENT LIABILITIES:
Accounts payable	$13,359	$13,481
Accrued liabilities and other current liabilities	22,102	22,021

Total current liabilities	35,461	35,502

LONG-TERM LIABILITIES:
Post retirement, pension benefits and other	12,450	12,040

Total long-term liabilities	12,450	12,040

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	225,901	217,010

TOTAL	$273,812	$264,552